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[The Global Power Company Logo]                                     NEWS RELEASE
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                                                    Contact: Kenneth R. Woodcock
                                                                  (703) 522-1315


FOR IMMEDIATE RELEASE
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                         AES ACQUIRES 62% OF GENER S.A.

ARLINGTON VA, DECEMBER 28, 2000 - The AES Corporation (NYSE: AES) announced today that it had purchased 3,466,600,000 shares of common stock of Gener S.A. pursuant to its Chilean offer. The 3,466,600,000 shares purchased represent 61.57% of the issued and outstanding capital stock of Gener.

AES's simultaneous offer to exchange all American Depositary Shares of Gener S.A. for AES common stock having a value of US $16.50 per ADS is scheduled to expire at 3:00 p.m., New York City time, on Friday, December 29, 2000.

AES is a leading global power company comprised of competitive generation, distribution and retail supply businesses in Argentina, Australia, Bangladesh, Brazil, Canada, China, Dominican Republic, El Salvador, Georgia, Hungary, India, Kazakhstan, the Netherlands, Mexico, Pakistan, Panama, Sri Lanka, the United Kingdom, the United States and Venezuela.

The company's generating assets include interests in one hundred thirty-seven facilities totaling over 49 gigawatts of capacity. AES's electricity distribution network has over 920,000 km of conductor and associated rights of way and sells over 126,000 gigawatt hours per year to over 17 million end-use-consumers. In addition, through its various retail electricity supply businesses, the company sells electricity to over 154,000 end-use customers.

AES is dedicated to providing electricity worldwide in a socially responsible way.

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For more general information visit our web site at www.aesc.com or contact investor relations at investing@aesc.com. The list aes-pr-announce is an automated mailing list and can be found on the investing page of our web site. Those who subscribe to this list will receive updates when AES issues a press release.

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  THE AES CORPORATION  o  1001 NORTH 19TH STREET  o  ARLINGTON, VIRGINIA 22209